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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of School Specialty, Inc. on Form S-8 of our report dated July 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the restatement of the Company's 2001 consolidated financial statements) appearing in the Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 27, 2002.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
December 18, 2002